As filed with the Securities and Exchange Commission on December 12, 2016

Registration No. 333-209422

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EVERYDAY HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0036062
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Hudson Street, 16th Floor New York, NY	10014
(Address of principal executive office)	(Zip Code)

2014 Equity incentive Plan 2014 Employee Stock Purchase Plan
(Full title of the plans)

Benjamin Wolin
Chief Executive Officer
345 Hudson Street, 16th Floor
New York, NY 10014
(646) 728-9500

(Name, address and telephone number, including area code, of agent for service)

Copies to:

David M. Clar Harris Beach PLLC 99 Garnsey Road Pittsford, NY 14534 (585) 419-8800	Stephen Hicks General Counsel and Corporate Secretary Ziff Davis, LLC 28 East 28th Street New York, New York 10016 (212) 503-3500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement of Everyday Health, Inc. (the “Registrant”) on Form S-8, Registration No. 333-209422 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on February 8, 2016, which registered 1,308,304 shares of the Registrant’s common stock (the “Common Stock”) issuable under the Registrant’s 2014 Equity Incentive Plan and 327,076 shares of Common Stock issuable under the Registrant’s 2014 Employee Stock Purchase Plan.

On October 21, 2016, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ziff Davis, LLC, a Delaware limited liability company (“Parent”), Project Echo Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (the “Purchaser”), and (solely with respect to Section 9.11 thereof) j2 Global, Inc., a Delaware corporation (“j2”), providing for the acquisition of the Registrant by Parent in a two-step, all-cash transaction, consisting of a tender offer (the “Offer”), followed by a subsequent back-end merger of the Purchaser with and into the Registrant pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent. On December 5, 2016, following consummation of the Offer, the Merger became effective.

In connection with the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 12, 2016.

Everyday Health, Inc.

By:	/s/ Benjamin Wolin
Benjamin Wolin
Chief Executive Officer and Director